SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

Filed by the Registrant     |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|X|  Preliminary Proxy Statement
                                             |_|  Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e) (2))
                                                   (2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Under Rule 14a-12

                                The Talbots, Inc.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)
--------------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):
      |X|  No fee required.
      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
      (5) Total fee paid:
--------------------------------------------------------------------------------
      |_|  Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------
      (1)  Amount Previously Paid:
--------------------------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------
      (3)  Filing Party:
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      (4)  Date Filed:
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

                                 [TALBOTS LOGO]

                                                                 April ___, 2001



                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 24, 2001


Dear Shareholder:


                   It is a pleasure for us to extend to you a cordial invitation to attend the 2001 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 10:00 a.m. on Thursday, May 24, 2001 at FleetBoston Financial, first floor auditorium, 100 Federal Street, Boston, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.


                   Your vote at the Annual Meeting is important to Talbots and we ask you to vote your shares by following the voting instructions in the enclosed proxy.


                   We look forward to seeing you at the Annual Meeting.


                                            Sincerely,




                                            ARNOLD B. ZETCHER
                                            Chairman, President and Chief
                                            Executive Officer

                                THE TALBOTS, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 2001


To Talbots Shareholders:

                  The Annual Meeting of Shareholders of The Talbots, Inc. will be held at FleetBoston Financial, 100 Federal Street, Boston, Massachusetts, on Thursday, May 24, 2001, at 10:00 a.m., for the following purposes:

                  1.       To elect nine directors.


                  2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million shares to 200 million shares.


                  3. To approve certain amendments to the Amended and Restated 1993 Executive Stock Based Incentive Plan (the "Incentive Plan") for the purpose of compliance with Section 162(m) of the Internal Revenue Code.


                  4.       To  approve   certain   options   granted  under  the
                           Incentive  Plan  for  purposes  of  compliance   with
                           Section 162(m) of the Internal Revenue Code.


                  5. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the 2001 fiscal year.


                  6. To act upon such other business as may properly come before the Annual Meeting.


                  Shareholders of record at the close of business on April 5, 2001 are entitled to notice of and to vote at the Annual Meeting.


                                            By order of the Board of Directors,



                                            RICHARD T. O'CONNELL, JR.
                                            Secretary
April ___, 2001



YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                THE TALBOTS, INC.
                                One Talbots Drive
                          Hingham, Massachusetts 02043

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 2001


                                 PROXY STATEMENT


                  This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the "Company" or "Talbots") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, May 24, 2001, at 10:00 a.m., at FleetBoston Financial, 100 Federal Street, Boston, Massachusetts and at any postponement or adjournment (the "Annual Meeting"). At the Annual Meeting, shareholders are being asked to vote on (1) the election of nine directors; (2) the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million shares to 200 million shares; (3) the approval of certain amendments to the Amended and Restated 1993 Executive Stock Based Incentive Plan (the "Incentive Plan") for purposes of compliance with Section 162(m) of the Internal Revenue Code; (4) to approve certain options granted under the Incentive Plan for purposes of compliance with Section 162(m) of the Internal Revenue Code; and (5) the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2001 fiscal year.


                  This Proxy Statement, Notice of Annual Meeting and proxy are first being mailed to shareholders on or about April 23, 2001.


                                     GENERAL


                  The holders of shares of Common Stock of the Company of record at the close of business on April 5, 2001 are entitled to vote such shares at the Annual Meeting. On April 5, 2001, there were [63,104,548] shares of Common Stock outstanding.


                  The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting.


                  Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Broker non-votes occur when a broker nominee does not vote on one or more matters because it has not received instruction to vote from the beneficial owner and does not have discretionary authority to vote on such matter.

                  Shares of Common Stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given, the proxy will be voted: (i) for the election of the Board of Directors' nominees for director, (ii) for the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares, (iii) for the amendments to the Incentive Plan, (iv) for the approval of certain options granted under the Incentive Plan, and (v) for the ratification of the appointment of the independent auditors. With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.


                  Shareholders may vote by using one of three alternative methods:


                  (1)      by completing and mailing the proxy card; or


                  (2) via the Internet, by going to the Website http://www.eproxyvote.com/tlb and following the instructions for Internet voting on the proxy card; or


                  (3)      over  the   telephone,   by  dialing   1-877-PRX-VOTE
                           (1-877-779-8683) and following the instructions for telephone voting on the proxy card.


                  A proxy may be revoked, prior to the exercise of the proxy, either by submitting written notice of revocation of that proxy to the Secretary of the Company or by submitting a new proxy bearing a later date via proxy card, Internet or telephone. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.


                  This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.


                  Where more than one holder of Common Stock has the same address, the Company may deliver only one Annual Report and one Proxy Statement to that address unless the Company has received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Common Stock in "street name" for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address if they have received consent from the beneficial owners of the stock.

                  Talbots will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder, including a beneficial owner of stock held in "street name," at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of the Annual Report or Proxy Statement, you may write, call or e-mail Talbots Investor Relations Department, One Talbots Drive, Hingham,
Massachusetts        02043,        telephone        781-741-4500,         e-mail
www.investor.relations@talbots.com. You may also access a copy of Talbots Annual Report and Proxy Statement on the Company's website, www.talbots.com.

                  You may also contact the Investor Relations Department at the address or telephone number or e-mail address set forth above if you are a shareholder of record and you wish to receive a separate Annual Report and Proxy Statement in the future, or if you are currently receiving multiple copies of the Annual Report and Proxy Statement and want to request delivery of a single copy in the future. If your shares are held in "street name" and you want to increase or decrease the number of copies of our Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

                  If a person is a participant in the Company's 401(k) profit sharing plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.


                  More than a majority of the outstanding shares of Common Stock of the Company is owned by Jusco (U.S.A.), Inc., a Delaware corporation ("Jusco USA"), which is a wholly owned subsidiary of Jusco Co., Ltd., a Japanese retail conglomerate ("Jusco"). Jusco USA has advised the Company that it intends to vote all such shares for the election of the nominees for director named in this Proxy Statement and for each of the other proposals set forth in the Notice of Annual Meeting of Shareholders.

                            1. ELECTION OF DIRECTORS

                  General. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. The Company has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.


                  Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast in determining the plurality required to elect Directors. The Board of Directors recommends that shareholders vote for such nominees for director.


                  Set forth below is a brief description of the background of each nominee for director. All nominees are current directors of the Company.


ARNOLD B. ZETCHER


                  Mr. Zetcher, 60, is Chairman of the Board, President and Chief Executive Officer of the Company. He joined the Company as President in 1987. He has been President, Chief Executive Officer and a Director of the Company since 1988 and assumed the additional position of Chairman of the Board in 2000. Mr. Zetcher was Chairman and Chief Executive Officer of John Breuner Company, a home furnishings division of BATUS, and prior to that, Chairman and Chief Executive Officer of Kohl's Food Stores, another BATUS division. Mr. Zetcher also served as Chairman and Chief Executive Officer of Bonwit Teller in New York and served in various capacities during his 10 years with Federated Department Stores.


TOSHIJI TOKIWA


                  Mr. Tokiwa, 61, was elected a Director of the Company in 2000. He is Chairman and Chief Executive Officer of Jusco. Mr. Tokiwa was President and Chief Executive Officer of Chuo Real Estate Co., Ltd. from 1996 to 2000, Senior Managing Director of The Dai-Ichi Kangyo Bank, Ltd. from 1995 to 1996, and Director and General Manager, New York Branch, of The Dai-Ichi Kangyo Bank, Ltd. from 1993 to 1995.


ELIZABETH T. KENNAN


                  Ms. Kennan, 63, was elected a Director of the Company in 1993. Ms. Kennan was the President of Mount Holyoke College from 1978 to 1995, at which time she became President Emeritus, and served as President of Five Colleges Incorporated from 1985 to 1994. Ms. Kennan also currently serves as a Director of The Putnam Funds and a Trustee of Northeast Utilities. Ms. Kennan is Chairperson of the Company's Audit Committee and a member of the Compensation Committee.

YOICHI KIMURA


                  Mr. Kimura, 56, was elected a Director of the Company in 2000. He is Executive General Manager, International Division, and a Director of Jusco. Mr. Kimura was Chief Financial Officer and a Director of Jusco from 1998 to 1999 and was General Manager, International Credit Supervision Division, of The Dai-Ichi Kangyo Bank, Ltd. from 1994 to 1998. Mr. Kimura is a member of the Compensation Committee.


H. JAMES METSCHER


                  Mr. Metscher, 44, joined Talbots as Executive Vice President and Chief Merchandising Officer in November 1998 and became a Director in 1999. Mr. Metscher was employed by Liz Claiborne, Inc. from 1993 to 1996, first as President of its First Issue Division and later as President of the Liz
Claiborne  Retail  Division.  From  1996  to  1998 he was  President  and  Chief
Executive Officer of The Custom Foot, a venture capital backed specialty footwear company which was discontinued and liquidated. Mr. Metscher had also been employed by Talbots from 1984 to 1993, holding positions of increasing responsibility including Vice President, Merchandising and Vice President, Product Development.


MOTOYA OKADA


                  Mr. Okada, 49, was elected a Director of the Company in 1993. Mr. Okada has been President of Jusco since 1997 and was Senior Managing Director of Jusco from 1995 to 1997. Mr. Okada also served as Managing Director of Jusco from 1992 to 1995 and as a Director of Jusco from 1990 to 1992. Mr. Okada was President of Talbots Japan Co., Ltd., a subsidiary of Jusco, from 1990 to 1997.


SUSAN M. SWAIN

Ms. Swain, 46, was appointed a Director of the Company in March 2001. She is Executive Vice President and Co-Chief Operating Officer of C-SPAN, which she joined in 1982, and has held positions of increasing responsibility including Senior Vice President, Director of Corporate Communications, Producer and Associate Producer. Ms. Swain also serves as a Director of National Cable Satellite Corporation, the C-SPAN Education Foundation and Up With People, Inc. Ms. Swain is a member of the Audit Committee.

ISAO TSURUTA


                  Mr. Tsuruta, 51, was elected a Director of the Company in 1999. He is Executive Vice President and General Manager of Jusco USA. Mr. Tsuruta was Senior Vice President of Jusco USA from 1996 to 2000 and Vice President and Deputy General Manager of Jusco USA from 1990 to 1996.

MARK H. WILLES


                  Mr. Willes, 59, has been a Director of the Company since 1988. He was President and Chief Executive Officer of The Times Mirror Company from 1995 to 2000 and also its Chairman of the Board from 1996 to 2000. Mr. Willes was the Publisher of the Los Angeles Times from 1997 to 1999. Mr. Willes served in various executive management positions at General Mills, Inc. from 1980 to 1995, including Vice Chairman, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Mr. Willes also serves as a Director of Black & Decker Corporation. He is currently a Distinguished Professor of Management at the Marriott School of Management, Brigham Young University. Mr. Willes is Chairperson of the Company's Compensation Committee and a member of the Audit Committee.


                  Director Compensation; Attendance; Committees. Each non-employee director, other than Mr. Tsuruta, receives an annual retainer of $28,000 plus expenses. The chairperson of each Board committee receives an additional annual retainer of $5,000. Also, each year, directors who are not employees of the Company receive options to purchase between 8,000 and 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of grant. In addition, each Director who is not an employee of the Company receives an annual grant of stock (or the cash equivalent) having a value of $12,000 as of May 2000, adjusted annually based on subsequent changes in the Company's stock price. During fiscal 2000, Mr. Willes and Ms. Kennan each also received a special option grant for 20,000 shares at fair market value. Mr. Zetcher does not receive any separate compensation for his services as Chairman of the Board.

                  In fiscal 2000, the Board of Directors held four meetings, the Audit Committee held four meetings and the Compensation Committee held one meeting. There is no standing nominating committee. Each director attended at least 75% of the meetings of the Board of Directors and of the Committees of which he or she was a member.

                  Mr. Willes (Chairperson), Ms. Kennan and Mr. Kimura are the current members of the Compensation Committee. The principal responsibilities of the Compensation Committee include the determination of compensation for the senior officers of the Company including salary and incentive based plans, determination of awards under and administration of the Incentive Plan, and ongoing review, in consultation with Company executive management, the Board of Directors, and outside compensation consultants, of the policies relating to compensation of the Company's senior officers, with the goal of encouraging superior Company performance.


                  Report of the Audit Committee. Ms. Kennan (Chairperson), Mr. Willes and Ms. Swain (who was appointed to the Audit Committee in March 2001) are the current members of the Audit Committee. The Audit Committee is comprised entirely of independent directors. Its primary function is to oversee the Company's system of internal controls, financial reporting practices and audits to ensure their quality, integrity and objectivity. The Board of Directors has adopted a written charter for the Audit Committee which is attached to this Proxy Statement as Exhibit A.

         For the fiscal year 2000, the Audit Committee has reviewed the overall audit scope and results of the audit engagement. The Committee also met separately, without management, with both the internal auditor and the independent auditors. In addition, the Audit Committee reviewed and discussed the Company's annual financial statements with management before issuance.


         The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, of the Auditing Standards Board of the American Institute of Certified Public Accountants, to the extent applicable. The Audit Committee has also received and reviewed the written disclosures and confirmation from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, and has discussed with the auditors the auditors' independence.


         Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year 2000.

                                           Audit Committee
                                           of the Board of Directors


                                           Elizabeth T. Kennan, Chairperson
                                           Mark H. Willes
                                           Susan M. Swain (since March 2001)

                             EXECUTIVE COMPENSATION

                  Summary Compensation Table. The following table sets forth compensation information for the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company.



                           SUMMARY COMPENSATION TABLE


                                                         Annual Compensation               Long-Term Compensation (1)
                                                ---------------------------------------  -------------------------------
                                                                                           Restricted       Number of
                                                                          Other Annual       Stock          Securities    All Other
Name and Principal                     Fiscal                             Compensation       Awards         Underlying  Compensation
Position                                Year    Salary ($)   Bonus ($)        ($)            ($) (2)       Options (#)     ($) (3)
------------------------------------   -------- ----------- ------------- -------------  ---------------   ------------- -----------
Arnold B. Zetcher,                        2000     896,000     1,088,600       --              --             2,000,000      56,248
Chairman, President and                   1999     800,000       972,000       --              --               200,000      53,009
Chief Executive Officer                   1998     718,500       814,800       --           873,348             200,000      32,223

H. James Metscher,                        2000     495,000       401,000       --              --               100,000      26,911
Executive Vice President,                 1999     450,000       340,200    187,802            --               100,000      15,185
Chief Merchandising                       1998     136,538       --            --           387,038              50,000       --
Officer

Edward L. Larsen, Senior                  2000     310,570       195,700       --              --                46,000      14,774
Vice President, Finance,                  1999     290,252       176,300       --              --                46,000      18,266
Treasurer and Chief                       1998     273,824       160,200       --           217,597              46,000      11,119
Financial Officer

Stuart M. Stolper, Senior                 2000     317,588       207,200       --              --                46,000      18,198
Vice President, Human                     1999     288,716       188,400       --              --                46,000      18,525
Resources                                 1998     262,469       171,300       --           217,597              46,000      10,857

Richard T. O'Connell, Jr.,                2000     268,247       181,100       --              --                46,000      16,327
Senior Vice President,                    1999     243,861       164,600       --              --                46,000      16,285
Legal and Real Estate, and                1998     223,727       140,900       --           217,597              46,000       8,156
Secretary


-----------------

     (1) Share amounts in the Summary Compensation Table have been adjusted for Talbots 2-for-1 stock split on November 7, 2000.

     (2) Restricted stock awards vest in one-third increments beginning three years from grant date. Holders of restricted stock are entitled to receive all declared dividends. The number and value of such restricted stock at the end of fiscal 2000 for each of the named executive officers is: Mr. Zetcher, 118,000 shares, $6,195,000; Mr. Metscher, 30,000 shares, $1,575,000; Mr. Larsen, 29,400 shares, $1,543,500; Mr. Stolper, 29,400 shares, $1,543,500; and Mr.
           O'Connell, 29,400 shares, $1,543,500.

     (3) The amounts shown for each executive for fiscal 2000 represent Company contributions to the Company's Retirement Savings Voluntary Plan and Supplemental Savings Plan.

                  Option Grants in Last Fiscal Year. The table below shows information on stock option grants made to the named executive officers during fiscal 2000 under the Incentive Plan. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                  Number of        % of Total
                                  Securities        Options                                       Potential Realizable Value at
                                  Underlying       Granted to                                     Assumed Annual Rates of Stock
                                   Options         Employees      Exercise or                           Price Appreciation
                                   Granted         in Fiscal      Base Price      Expiration           For Option Term ($)
            Name                  (#)(1)(2)           Year          ($/Sh)           Date                5%           10%
------------------------------  ---------------   -------------  --------------  --------------  ------------------------------
Arnold B. Zetcher                   2,000,000        67.34           19.00          3/9/10         23,897,996      60,562,213
H. James Metscher                     100,000         3.37           19.00          3/9/10          1,194,900       3,028,111
Edward L. Larsen                       46,000         1.55           19.00          3/9/10            549,654       1,392,931
Stuart M. Stolper                      46,000         1.55           19.00          3/9/10            549,654       1,392,931
Richard T. O'Connell, Jr.              46,000         1.55           19.00          3/9/10            549,654       1,392,931


(1) Option share amounts and option exercise prices have been adjusted for Talbots 2-for-1 stock split on November 7, 2000.

(2) Options become exercisable in one-third annual increments beginning one year from grant date.

                  Option Exercises and Year-End Option Holdings. The following table shows information on option exercises during fiscal 2000 as well as fiscal 2000 year-end option holdings for the named executive officers.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                              Shares                      Number of Securities           Value of Unexercised
                           Acquired on                   Underlying Unexercised        In-the-Money Options at
                             Exercise      Value         Options at FY-End (#)                FY-End ($)
           Name               (#)(1)    Realized ($)   Exercisable/Unexercisable      Exercisable/Unexercisable
-------------------------------------------------------------------------------------------------------------------
Arnold B. Zetcher             651,796    13,431,341            479,999/2,200,001            19,716,000/75,352,125
H. James Metscher              66,666     2,106,018                 --  /183,334                   --  /6,682,839
Edward L. Larsen               64,000     1,831,983               147,399/92,001              5,640,521/3,462,023
Stuart M. Stolper             138,648     2,954,977                87,399/92,001              3,654,896/3,462,023
Richard T. O'Connell, Jr.      97,314     2,720,379               148,733/92,001              5,768,051/3,462,023


(1) Option share amounts have been adjusted for Talbots 2-for-1 stock split on November 7, 2000.

                  Retirement Benefits. The Company has a tax-qualified defined benefit plan for salaried employees that provides pensions payable at retirement to each eligible employee. The Company also has a supplemental retirement plan for certain of its salaried employees that provides generally for the payment of supplemental benefits equal to that portion of pension benefits earned under the terms of the pension plan for salaried employees in excess of certain statutory limits. The amount of an employee's benefits depends on factors including final average compensation and years of credited service up to thirty years. Benefits vest after five years of service. The following table sets forth the aggregate estimated annual retirement benefits as of February 3, 2001 under the two plans.


                                           PENSION PLAN TABLE($)

                                          Years of Credited Service
                       ----------------------------------------------------------------
    Remuneration             10              20              25              30
---------------------- --------------- --------------- --------------- ----------------
       400,000              62,421         124,841         156,051         187,262
       500,000              78,421         156,841         196,051         235,262
       750,000             118,421         236,841         296,051         355,262
     1,000,000             158,421         316,841         396,051         475,262
     1,250,000             198,421         396,841         496,051         595,262
     1,500,000             238,421         476,841         596,051         715,262
     1,800,000             286,421         572,841         716,051         859,262


                  The years of credited  service under the two plans at February
3, 2001 for Messrs. Zetcher, Metscher, Larsen, Stolper and O'Connell were 13, 12, 10, 23 and 14, respectively. Covered compensation under the pension plan and the supplemental retirement plan at February 3, 2001 for Messrs. Zetcher, Metscher, Larsen, Stolper and O'Connell was $1,525,200, $458,216, $433,587, $427,034 and $363,180, respectively. Covered compensation under the two plans includes salary and bonus and any amounts deferred under any deferred compensation plan of the Company. Benefits set forth above are computed on the basis of a straight life annuity, payable at age 65, and are subject to deduction for any benefits paid or payable from a predecessor pension plan but are not subject to deduction for social security.


                  Employment Agreements and Change in Control Agreements. The Company has an employment agreement with each of Mr. Zetcher and Mr. Metscher (an "Executive"). Mr. Zetcher's employment agreement continues until the end of fiscal 2002 and is renewable for three year terms thereafter unless at least six months prior notice of nonrenewal is given. Mr. Metscher's agreement continues until the end of fiscal 2001 and is renewable for three year terms thereafter unless at least six months notice of nonrenewal is given. Neither Executive may directly or indirectly engage in or carry on any business in competition with the principal business of the Company for a period of two years after the termination of employment with the Company if such termination was made by such Executive without good reason or by the Company for cause.

                  Mr. Zetcher's agreement provides for his employment as President and Chief Executive Officer of the Company at a base salary to be reviewed annually but which may not be reduced below his then highest annual salary. Mr. Zetcher is also eligible to receive a cash bonus each year pursuant to the Company's Management Incentive Plan ("MIP"). Mr. Metscher's agreement provides for his employment as Executive Vice President and Chief Merchandising Officer of the Company at a base salary to be reviewed annually but which may not be reduced below his then highest annual salary. Mr. Metscher's agreement also provides for his eligibility to receive a bonus each year pursuant to the MIP. Each Executive is also entitled to certain insurance, retirement and other benefits and to reimbursement of certain expenses.


                  Each of the employment agreements also provides that if the employment of the Executive is terminated by the Company without cause or by the Executive for good reason, the Executive will be entitled to a separation allowance in a single lump sum equal to twice the sum of (i) his annual base salary at the rate in effect at the time his employment was terminated and (ii) the annual bonus paid or payable to him for the year immediately prior to the year in which his employment was terminated. In addition, each Executive would be entitled to benefits under the executive medical, dental and life insurance plans of the Company for up to two years subsequent to termination. Each Executive would also have the right to exercise his vested stock options for a period of not less than three years from termination.


                  In the event there is a "change in control" of the Company and within 24 months thereafter an Executive's employment is terminated either by the Company without cause or by the Executive for good reason, the Executive will be entitled to payment of an amount equal to (i) two times the Executive's annual base salary and the maximum bonus payable to him under the MIP in effect as of the last full fiscal year prior to his termination date, (ii) the maximum bonus payable to the Executive under the MIP for the year in which the Executive's employment was terminated, pro-rated for the portion of the year in which the Executive was employed, and (iii) three times the present value of the Executive's accrued benefits under the Company's supplemental retirement plan as of the date of termination. Any grant of restricted stock made to the Executive under the Plan will also provide for acceleration of vesting upon the Executive's termination of employment within 24 months after a change in control. The Executive would also be entitled to certain insurance and other benefits for up to two years after termination.


                  A "change in control" is defined generally to include significant changes in the stock ownership of the Company and certain changes in the Company's Board of Directors. "Good reason" is defined generally to include certain reductions in duties or reporting responsibilities, certain unapproved relocations, certain reductions in base salary or other compensation or benefits, and material breaches of the agreement by the Company. "Cause" is generally defined to include certain failures to perform, felony conviction, certain conflicts of interest, repeated acts of material misconduct, and material breaches of the agreement by the Executive.


                  The Company also has a change in control agreement with each of Messrs. Larsen, Stolper and O'Connell and certain other officers. Under each agreement, if the Company terminates such officer's employment without cause within twelve months following a "change in control", the Company will pay to such officer an amount equal to the sum of such officer's annual base salary at the rate in effect on the date of termination and an amount calculated in accordance with the MIP. In addition, each officer would be entitled to certain insurance and other benefits for up to one year after termination.


Report on Compensation of Executive Officers

                  Compensation matters for the Company's executive officers for fiscal 2000 were reviewed and approved by the Compensation Committee of the Board of Directors.

                  The overall objective of the Company's executive compensation program is to attract and retain the highest quality executives to manage and lead the Company, and to provide annual and long term incentives to management, based on both Company performance and individual performance, in order to build and sustain value for shareholders.

                  The Company's compensation program for its executive officers consists of three basic components: base salary, annual incentive compensation, and equity based compensation.

                  In order to assess the general competitiveness of its overall pay structure for senior management, at regular intervals the Company obtains published data of compensation practices of the retail industry from independent compensation consultants and trade group publications. From this published data the Company compares positions of similar size, scope and complexity. The companies included in such published surveys of the general retail industry include both apparel and nonapparel companies (the "retail survey group") and represent a broader range and are not necessarily the same retail companies as included in the Peer Group Index of selected retail apparel companies set forth in the Performance Graph below.

                  Base Salary. Base salary increases effective for fiscal 2000 for the Company's executive officers other than the Chief Executive Officer were initially established by the Chief Executive Officer, subject to review and ratification by the Compensation Committee, based on his evaluation and assessment of each individual's level of responsibility and performance over the previous year. Such increases were also targeted such that annual base pay for these executives could be approximately at or near the 50 percentile range of base pay of the retail survey group for positions of similar size, scope and complexity. The Chief Executive Officer's base salary increase for fiscal 2000 was established by the Compensation Committee by equal reference to relative Company performance and his individual performance in leading the Company as assessed and evaluated by the Compensation Committee. The evaluation and assessment of the Chief Executive Officer's individual performance, which by its nature was subjective, took into account the Company's exceptional earnings, revenues and other financial performance, the success of the Company's ongoing geographical expansion of stores and selling space and the continuing successful development of new business concepts.

                  Management Incentive Plan. The Company believes that a substantial percentage of each executive officer's compensation should be tied directly to the financial performance of the Company as well as to the executive's individual performance. Annual incentive compensation for fiscal

2000 for executive officers including the Chief Executive Officer was determined pursuant to the MIP. Cash incentive awards under the MIP are made annually to those management employees who are in certain established position levels within the Company including all executive officers.

                  Awards granted pursuant to the MIP are based on a Company financial performance rating and an individual performance rating. For fiscal 2000 the Company performance rating was based on the Company's earnings per share in relation to a preestablished earnings per share target. The individual performance rating was based on an assessment of each individual's performance during the fiscal year measured against his or her responsibilities for the year.

                  Company target performance ratings for fiscal 2000 against the preestablished earnings per share goal ranged from zero to 1.8 and individual target performance ratings for fiscal 2000 ranged from zero to 1.5. These ratings are then combined with the participant's target incentive participation rate which is a percentage of base salary based on position level, and for fiscal 2000 ranged from 25% for certain executive officers up to 45% for the Chief Executive Officer. The weights assigned were 50% for Company performance and 50% for individual performance.

                  For fiscal 2000 MIP awards, the Company's actual performance rating against the earnings per share goal, which was internally established for MIP purposes, was 1.8. The Chief Executive Officer made recommendations to the Compensation Committee on the individual performance ratings for all executive officers other than himself. The Compensation Committee then reviewed and finally approved the 2000 individual performance ratings for all executive officers including the Chief Executive Officer. Individual performance ratings for the executive officers named in the Summary Compensation Table averaged 1.47 for fiscal 2000.

                  Equity Based Compensation. The Board of Directors and the Compensation Committee are each of the view that stock ownership or its equivalent by management serves to align the interests of management with interests of the Company's shareholders. Stock options are granted at fair market value at the time of grant and are intended to align executive compensation opportunities with shareholder returns. Stock options are intended to provide long-term compensation, and future grants of options or other awards will be periodically reviewed and determined by the Compensation Committee. Stock options granted during fiscal 2000 were made at levels determined to be approximately the median for annual stock grants of a group of certain retail companies considered by the Compensation Committee and its outside compensation consultant. During fiscal 2000 the Compensation Committee granted a stock option award to Mr. Zetcher for 1,000,000 shares (subsequently adjusted to reflect the Company's 2-for-1 stock split) at an option exercise price equal to the fair market value at the date of grant. In determining to provide this award, the Compensation Committee considered the extraordinary financial performance of the Company over the past several years and Mr. Zetcher's outstanding leadership of the Company during his twelve years as Chief Executive Officer of the Company and also considered the importance of the award for retention purposes and as an incentive for continued exemplary performance.

                  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company does not believe that Section 162(m) deduction limits for fiscal 2000 will be material in terms of net financial effect and therefore the Company does not intend to restructure fiscal 2001 compensation arrangements. In addition, the Company has submitted to shareholders for approval at this Annual Meeting, for purposes of compliance with the conditions of Section 162(m), certain changes to the Incentive Plan as well as approval of certain outstanding options under the Incentive Plan. The Company and the Compensation Committee will continue to review Section 162(m) matters.

                                       Compensation Committee
                                       of the Board of Directors


                                       Mark H. Willes, Chairperson
                                       Elizabeth T. Kennan
                                       Yoichi Kimura (since May 2000)

Performance Graph

                  The following graph compares the percentage change in the cumulative total shareholders' return on the Company's Common Stock on a year-end basis, using the last day of trading prior to the Company's fiscal year-end, from February 2, 1996 through February 2, 2001, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Dow Jones
Retailers-All Specialty Index for the same period. Returns are indexed to a value of $100 and assume that all dividends were reinvested.


                    Comparison of Year-End Cumulative Total Return of Talbots, S&P 500 Index, and Dow Jones Retailers-All Specialty Index


[graphic omitted]

                            2/2/96    1/31/97   1/30/98   1/29/99   1/28/00   2/2/01
                            ------    -------   -------   -------   -------   ------
The Talbots, Inc.             100       101       70        102       130       398
Standard & Poors 500          100       126       160       212       240       240
Dow Jones Retailsers Index    100       121       170       275       275       288


                  Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of Mark H. Willes, Elizabeth T. Kennan and Yoichi Kimura. Mr. Zetcher, Chairman, President, and Chief Executive Officer of the Company, is also a director of Revman
Industries Inc., a subsidiary of Jusco USA. Mr. Kimura is a director of Jusco USA and is an officer of Jusco. Set forth below is a description of certain transactions between Talbots and certain Jusco entities during fiscal 2000.


                  Certain Transactions with Related Parties. In connection with the Company's 1993 initial public offering, the Company, through its wholly owned subsidiary The Classics Chicago, Inc. ("Classics Chicago"), purchased the Talbots trade name and certain other trademarks (the "Trademarks") in all countries of the world other than Australia, New Zealand, Japan, China and certain other Asian countries (the "Territory") from Jusco (Europe) B.V. ("Jusco (Europe)"), a subsidiary of Jusco. Under the trademark purchase agreement and a license agreement with Classics Chicago, the Company also obtained the non-exclusive right to manufacture products bearing the Trademarks outside the Territory for export to the Territory and, for a royalty equal to 1% of net catalog sales outside the Territory, to distribute catalogs bearing the Trademarks and to make catalog sales to customers of the Company outside the Territory. Such catalog license may be terminated by Jusco (Europe) at any time with four months prior written notice. Talbots Japan Co., Ltd. ("Talbots Japan"), a subsidiary of Jusco, is the non-exclusive licensee of the Trademarks within Japan and other countries outside the Territory. Under the trademark purchase agreement, Jusco (Europe) retains the right in its discretion to disapprove the assignment by Classics Chicago of any rights in the Trademarks in the Territory to any party. Such retained right may be purchased by Classics Chicago at its option should Jusco (Europe) attempt to sell or otherwise transfer such retained right to a third party or should Jusco (Europe) and its affiliates cease to own a majority of the Company's voting stock. The purchase price to Classics Chicago of such retained right will be the lesser of the fair market value of such retained right on the date of exercise of the option or $2.0 million. Classics Chicago licenses the right to use the Trademarks to the Company and its other subsidiaries.


                  The Company has a services agreement with Talbots Japan under which the Company renders services, primarily in the merchandising and import operation areas, as requested by Talbots Japan on a cost reimbursement basis. At February 3, 2001, the amount due from Talbots Japan under this services agreement was approximately $338,685. In addition, at February 3, 2001, approximately $8,374,133 was due to the Company from Talbots Japan for merchandise purchases. The Company also realizes certain net expenses from time to time in the course of its merchandising and sales relationship with Talbots Japan which are not material in amount. During fiscal 2000, the Company also made its merchandising and store management information systems available to Talbots Japan. The Company charges back to Talbots Japan all one time and ongoing costs related to this project. At February 3, 2001, the amount due from Talbots Japan under this arrangement was $147,260.


                  Since 1995 the Company has had a stock repurchase program under which the Company repurchases shares from the open market from time to time and, concurrently with such open market purchases, the Company purchases a pro rata number of shares from Jusco USA so as to maintain substantially the same percentage stock ownership of the Company between Jusco USA and the public shareholders. During fiscal 2000 a total of 691,334 shares were repurchased from Jusco USA. The price of the shares purchased from Jusco USA was equal to the weighted average price of the shares paid to the public shareholders.


                  Jusco USA, the Company and its domestic subsidiaries entered into a tax allocation agreement at the time of the Company's 1993 IPO for the allocation of (1) consolidated federal income tax liability and any similar state or local taxes, and (2) all other taxes. Under the agreement, Jusco USA, the Company and its domestic subsidiaries would generally share the consolidated federal income tax liability and liability for similar state and local taxes in accordance with their election for earnings and profits purposes. However, the allocation would only be applicable as to any year in which Jusco USA owned at least 80% of the Common Stock of the Company and since the date of the IPO, Jusco USA has owned significantly less than 80% of the Company's Common Stock. See "Beneficial Ownership of Common Stock."


                  Concurrently with the Company's 1993 IPO, Jusco USA entered into a shareholder's agreement with the Company pursuant to which the Company agreed, subject to certain limitations, to provide Jusco USA with one demand registration right per year, upon exercise of which the Company would be obligated to register under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities law, at the expense of Jusco USA, some or all of the Company's Common Stock beneficially owned by Jusco USA. The agreement also provides that if the Company proposes to register shares of Common Stock under the Securities Act for its own account, then Jusco USA has a right to request that the Company register Jusco USA's shares of the Company's Common Stock. Jusco USA will bear the incremental cost of registering its shares in any such offering. The Company and Jusco USA will indemnify each other against certain liabilities under the Securities Act in connection with any such registration statements.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                  Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of April 2, 2001. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.


Beneficial Owner                      Number of Shares          Percent of Class
----------------                      ----------------          ----------------

Jusco (U.S.A.), Inc.                         36,631,144                   58.05%
520 Madison Ave.
New York, NY 10022

FMR Corp. (1)                                 4,879,900                    7.73%
82 Devonshire Street
Boston, MA  02109

AIM Management Group Inc. (2)                 4,189,460                    6.64%
11 Greenway Plaza, Suite 100
Houston, TX 77046


(1) Pursuant to a Schedule 13G filed on February 14, 2001 by FMR Corp. on behalf of itself, Edward C. Johnson 3d and Abigail P. Johnson (collectively, "FMR"), FMR has sole dispositive power with respect to 4,879,900 shares.

(2) Pursuant to a Schedule 13G filed on February 9, 2001 by AIM Management Group Inc. on behalf of itself and its wholly-owned subsidiaries AIM Advisors, Inc. and AIM Capital Management, Inc. (collectively, "AIM"), AIM has sole voting power and sole dispositive power with respect to 4,189,460 shares.

                  Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of April 2, 2001 by each director and nominee of the Company, each of the individuals listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than one percent of the total outstanding Common Stock except that Mr. Zetcher and all directors and executive officers as a group would be deemed to own beneficially [2.3%] and [4.5%], respectively, of the outstanding Common Stock.



                                         Number of Shares                                              Number of Shares
       Name of Beneficial Owner               (1)(2)                  Name of Beneficial Owner              (1)(2)
--------------------------------------- --------------------    ------------------------------------- -------------------
T. Tokiwa..........................           [2,666]           A.B. Zetcher......................          1,481,701
E.T. Kennan........................          [16,448]           H.J. Metscher.....................             99,270
Y. Kimura..........................           [2,666]           E.L. Larsen.......................            222,999
M. Okada...........................          [74,666]           S.M. Stolper......................            181,378
S. Swain...........................              [--]           R.T. O'Connell, Jr................            239,932
I. Tsuruta.........................           [6,666]
M.H. Willes........................          [57,746]           All executive officers and
                                                                directors as a group (19).........         [2,951,278]


(1)      The shares listed  include  shares of  restricted  stock  granted,  and subject to forfeiture, under the Incentive Plan, as follows: Mr. Zetcher, 78,667; Mr. Metscher, 30,000; Mr. Larsen, 19,600; Mr. Stolper, 19,600; Mr. O'Connell, 19,600; and all executive officers as a group, 245,467. The listed shares also include shares subject to currently exercisable stock options, as follows: Mr. Zetcher, 1,279,999; Mr. Tokiwa, [2,666]; Ms. Kennan, [15,334]; Mr. Kimura, [2,666]; Mr. Okada,
         [30,666];  Mr. Willes,  [47,332];  Mr. Tsuruta,  [6,666]; Mr. Metscher,
         66,666;  Mr. Larsen,  193,399;  Mr. Stolper,  133,399;  Mr.  O'Connell,
         194,733; and all executive officers and directors as a group, [2,417,726].

(2) Messrs. Okada, Tokiwa, and Kimura are directors and officers of Jusco and/or Jusco USA and Mr. Tsuruta is an officer of Jusco USA. Each disclaims beneficial ownership of the Common Stock of the Company owned by Jusco USA and such shares are not included in their individual share ownership.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding ownership of the Company's Common Stock with the SEC, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely.

2.       AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
         TO INCREASE AUTHORIZED COMMON STOCK

                  The Board of Directors is recommending to the shareholders that the Company's Certificate of Incorporation, as amended, be amended to increase the number of authorized shares of Common Stock from 100 million shares to 200 million shares. The Board of Directors believes that this amendment to the Certificate of Incorporation is in the best interests of the Company and its shareholders and recommends approval of this proposal. The proposed amendment is set forth in Exhibit B. If approved by shareholders at the Annual Meeting, the proposed amendment would become effective upon filing with the Secretary of State of Delaware, which will occur promptly following the Annual Meeting.

                  On November 7, 2000, the Company effected a 2-for-1 split of the Common Stock of the Company. The stock split was effected by issuing one additional share of Common Stock for each outstanding share of Common Stock and for each treasury share of Common Stock.

                  The authorized Common Stock of the Company currently consists of 100 million shares, par value $.01 per share. As of the record date there were [74,435,223] shares issued and outstanding and [11,330,675] treasury shares. Of the shares of Common Stock available for issuance as of the record date, [7,250,689] shares were reserved for issuance pursuant to the Incentive Plan (of which options for [6,302,995] shares were outstanding) and an additional [923,184] shares were reserved for issuance pursuant to the Amended and Restated Directors Stock Plan (of which options for [196,002] shares were outstanding).

                  The Board of Directors believes that the availability of such additional authorized Common Stock will provide the Company with the flexibility to issue Common Stock for possible future stock splits or stock dividends, if such action is determined by the Board of Directors to be advisable, or in connection with acquisitions, equity incentive plans, financings or other corporate purposes which may be identified in the future by the Board of Directors, without the possible expense or delay of a special shareholders' meeting. Upon issuance, such shares of Common Stock will have the same rights as the outstanding shares of Common Stock. Issuance of additional shares of Common Stock could dilute the voting rights of existing shareholders and could also dilute earnings per share and book value per share of existing shareholders. Holders of Common Stock have no preemptive rights, which means that current shareholders do not have a prior right to purchase any new issuance of Common Stock in order to maintain their proportionate ownership of Common Stock.

                  The increased authorized shares of Common Stock would be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's shareholders except as may be required by applicable law or by the rules of the New York Stock Exchange or any other stock exchange or national securities association trading systems on which the securities may then be listed or traded.

                  The proposed increase in the authorized Common Stock is not designed to have an anti-takeover effect. However, although the Board of Directors has no present intention of doing so, it could issue shares of Common Stock (within the limits imposed by applicable law and by the rules of applicable self-regulatory organizations) which could, depending upon the circumstances, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, including sale or issuance to persons favorable to the Board of Directors or management or otherwise having the effect of diluting the stock ownership of a person or entity, and thereby protect the continuity of present management. The proposed amendment has been prompted by business and financial considerations and the Company is not aware of any threat of takeover or change in control. The Company currently has no firm plans or commitments involving the issuance of Common Stock, other than under its equity incentive plans.

                  Approval of the amendment to the Company's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes would have the same effect as a vote against the amendment. Jusco USA, which owns of record and beneficially more than a majority of the outstanding Common Stock, has agreed to vote in favor of the proposed amendment. While no additional favorable votes would be required for approval, the Board of Directors urges shareholders to vote for approval of the amendment to the Certificate of Incorporation.

               3. APPROVAL OF MODIFICATIONS TO THE INCENTIVE PLAN
                  FOR THE PURPOSE OF SATISFYING SECTION 162(M)
                          OF THE INTERNAL REVENUE CODE

                  Shareholders are being asked to approve certain proposed modifications to The Talbots, Inc. Amended and Restated 1993 Executive Stock Based Incentive Plan (the "Incentive Plan") in order for the Incentive Plan to comply with the "performance-based" compensation requirements of Section 162(m) of the Internal Revenue Code. The particular provisions of the Incentive Plan which have been modified, subject to shareholder approval, are attached as Exhibit C. The complete text of the Incentive Plan (without such modified provisions) is filed as an exhibit to the Company's Current Report on Form 8-K dated April 29, 1999. The general description of the Incentive Plan as set forth below is subject to all of the terms of the Incentive Plan.


                  No increase in authorized shares under the Incentive Plan is being proposed.


                  Section 162(m). Section 162(m) of the Internal Revenue Code prohibits a company from taking a federal income tax deduction for compensation paid in excess of $1 million to the chief executive officer or any of the four other executive officers named in the summary compensation table of a company's proxy statement ("covered employees"). This limit on deductibility does not apply to compensation that is qualified "performance-based compensation" so long as certain conditions are satisfied, including shareholder approval of the plan by separate vote prior to payment, settlement or exercise of the applicable award.

                                      -23

                  Proposed Modifications Subject to Shareholder Approval. The Board of Directors adopted a modification to the Incentive Plan, subject to shareholder approval, which limits the number of shares that may be awarded pursuant to stock options under the Incentive Plan to any one plan participant to not more than an aggregate of five million shares over a period of any consecutive three calendar years. This modification applies to all outstanding option awards made on or after January 1, 2000. Outstanding option awards made in fiscal year 2000 to those participants which the Company believes are or may be Section 162(m) "covered employees" are, with the consent of those participants, and all option awards made to date in fiscal year 2001 are, subject to and contingent on shareholder approval of such individual share limit under Section 162(m), and each such option would be automatically revoked if such shareholder approval is not obtained. See "Shareholder Approval" below. The option awards made in fiscal years 2000 and 2001 are set forth in the "New Plan Benefits Table" below.


                  The Board of Directors also adopted, subject to shareholder approval, modifications to paragraph 8 of the Incentive Plan ("Performance Awards") for purposes of satisfying the requirements of Section 162(m) in connection with certain performance awards which may be made in the future under the Incentive Plan. These modifications among other things establish the business criteria upon which performance objectives for performance awards may be based, define the performance periods applicable to such performance awards, and establish maximum limits on the amount of certain performance awards, as more specifically described below under "Performance-Based Awards."


                  For purposes of Section 162(m), approval of the modifications to the Incentive Plan will be deemed to include approval of the eligibility of executive officers and other eligible persons to participate, the per-person limitations (discussed above under this "Proposed Modifications Subject to Shareholder Approval" and below under "Performance-Based Awards; Limit on Maximum Amount of Performance-Based Award"), and the general business criteria upon which performance objectives for performance awards are based (discussed below under "Performance-Based Awards; Limit on Maximum Amount of Performance-Based Award").


                  Shareholder Approval. For purposes of Section 162(m), shareholder approval of these modifications to the Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome. Jusco USA, which owns of record and beneficially more than a majority of the outstanding Common Stock, has agreed to vote in favor of this proposal. While no additional favorable votes would be required for approval, the Board of Directors urges shareholders to vote for approval of the Incentive Plan as so modified.


                  General. The Incentive Plan is intended to advance the interests of the Company and its shareholders by providing incentives to certain key employees of the Company and its subsidiaries and affiliates and to certain other individuals who perform services for the Company and its subsidiaries and affiliates. The Incentive Plan provides for awards of nonqualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock, performance awards, and other types of awards. Each award may be granted alone or in conjunction with other types of plan awards. Shares issued under the Incentive Plan may be either authorized but unissued shares, treasury shares, reacquired shares or any combination.

                  The Incentive Plan will expire by its terms in November 2003, but the Board of Directors may prior to such date extend the term of the Incentive Plan for an additional period of up to five years for the grant of awards other than incentive stock options.


                  Shares Authorized under the Incentive Plan. A total of 11,920,000 shares have been authorized for issuance under the Incentive Plan, subject to adjustment in accordance with certain antidilution events as described below. As of March 1, 2001 5,120,326 shares were subject to outstanding awards and 2,136,694 shares were available for new awards under the Incentive Plan.


                  Eligibility for Participation. Key employees of the Company and its subsidiaries and other key individuals performing services for the Company or any participating affiliate are eligible for awards. The Compensation Committee has the authority in its discretion to select key employees and key individuals. Participating affiliates are entities in which the Company has a substantial equity interest whose participation is approved by the Company's Board of Directors and by the affiliate. No non-employee director or director nominees and no associate of any plan participant is eligible for awards under the Incentive Plan.


                  The Company estimates that approximately 106 employees are currently eligible to participate in the Incentive Plan. On April 1, 2001 the closing price of the Common Stock was $[______].


                  Administration and Amendment of the Incentive Plan. The Compensation Committee has sole authority to administer the Incentive Plan, which includes the authority to determine the type, size and terms of awards, the time when awards will be granted and any performance objectives, to modify the terms of any award granted, to interpret the terms of the Incentive Plan and awards, to establish, amend and rescind any rules relating to the Incentive
Plan, and to delegate certain administration of the Incentive Plan. The Incentive Plan may be amended by the Board of Directors but no amendment shall be effective unless and until the same is approved by the Company's shareholders if the failure to obtain shareholder approval would adversely affect the Incentive Plan's compliance with Rule 16b-3 under the Securities Exchange Act of 1934 or other applicable law.


                  Stock Options. The Compensation Committee may grant stock options which may be nonqualified stock options or incentive stock options. Options may not be granted with an exercise price less than the fair market value of the Common Stock on the grant date; however, in the case of incentive stock options granted to an employee who owns Common Stock representing more than 10% of the voting power of all classes of stock of the Company ("Ten Percent Employee"), incentive stock options may not be granted with an exercise price less than 110% of the Common Stock's fair market value on the grant date. The Compensation Committee will determine the number of shares subject to each option. Options may be exercised by payment of cash, delivery of Common Stock or a combination thereof, in each case subject to the discretion of the Compensation Committee. The amount of aggregate fair market value of Common

Stock (determined at the time of grant) with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed an amount determined by the Compensation Committee. No plan participant may be awarded stock options for an aggregate of more than five million shares of Common Stock over a period of any consecutive three calendar years, subject to adjustment for antidilution events.


                  Stock Appreciation Rights. The Compensation Committee may grant SARs, which are rights to receive (without payment to the Company) cash, Common Stock, other Company securities or property, or other forms of payment, or any combination thereof, based on the increase in the value of the number of shares of Common Stock specified in the SAR. The number of shares subject to each SAR is determined by the Compensation Committee. Upon exercise of a SAR or the surrender of any unexercised award or option attached to a SAR, the holder is entitled to receive, without payment to the Company, the excess of the fair market value, at the time of exercise, of the shares for which the SAR is exercised or attached award surrendered, over the exercise price or stock option price, as the case may be. The Compensation Committee is entitled in its discretion to settle the obligation arising out of the exercise of a SAR, or the surrender unexercised of any option or award attached to the SAR, by the payment of cash, shares of Common Stock or other property, or any combination thereof. A SAR may provide that it will be deemed to have been exercised at the close of business on the business day preceding the expiration date of the SAR or any attached option or award, or such other date as specified by the Compensation Committee, if at such time such SAR has a positive value.


                  Reduction; Transferability; Exercise. The number of shares of Common Stock subject to an outstanding option or SAR may be reduced on a share-for-share or other appropriate basis, as determined by the Compensation Committee, to the extent that shares under such option or SAR are used to calculate the cash, Common Stock or other form of payment, or any combination thereof, received by the Company pursuant to exercise of any other award that may be attached to such option or SAR, or the extent that any other award granted in conjunction with such option or SAR is paid. Options and SARs may not be sold, assigned, transferred, pledged or otherwise disposed of except by will or the laws of descent and distribution, and shall be exercisable during the grantee's lifetime only by that individual.


                  Unless the Compensation Committee determines otherwise, no option or SAR shall be exercisable for at least 12 months after the grant date, unless the grantee ceases employment or performance of services before the expiration of such 12-month period by reason of death, disability, certain retirements or certain terminations without cause or for good reason or in connection with a change in control. Incentive stock options granted to a Ten Percent Employee, and SARs which are attached to incentive stock options granted to a Ten Percent Employee, may not be exercisable after the expiration of five years from their grant date, but any other SAR or option may not be exercisable after the expiration of ten years from the grant date. Any option or SAR may be exercised only at such time or times and in such installments as the Compensation Committee may establish, and in the case of a SAR, only if the option or other award, if any, to which it is attached is at the time exercisable.

                  Unless otherwise determined by the Compensation Committee, an option or SAR is only exercisable during the period of the grantee's employment with or service to the Company or an affiliate and for a period of three months thereafter, except in the case of disability, early, normal or deferred retirement under a qualified retirement program, death or certain terminations, in which case the option or SAR may be exercised for established periods beyond such three month period or during such period of related employment.


                  Restricted Stock. The Compensation Committee determines the terms and conditions of restricted stock grants. Common Stock issued to a participant in accordance with an award of restricted stock may not be sold, assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Compensation Committee, during the restricted period determined by the Compensation Committee. The Company has the option (exercisable on such terms, in such manner and during such period as the Compensation Committee determines) to repurchase shares subject to an award of restricted stock, at the price fixed by the Compensation Committee when the award was made or amended, upon termination of the participant's employment or service during the restricted period (except in the case of related employment), the failure to pay to the Company taxes which the Company determines are required to be withheld in respect of such shares during the restricted period, or such other circumstances as determined by the Compensation Committee in its discretion. If a participant who has been in the continuous employment or performance of services for the Company or an affiliate since the date the restricted stock award was granted shall, while in such employment or performance of services, die or terminate employment or performance by reason of disability, or early, normal or deferred retirement under a qualified retirement program, and such event shall occur after the date on which the award was granted and prior to the end of the restricted period, the Compensation Committee may determine to cancel the repurchase option and any other restrictions on all or any of the shares of Common Stock subject to the award.


                  Performance-Based Awards; Limit on Maximum Amount of Performance-Based Award. The Compensation Committee may require satisfaction of preestablished performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of any "Performance Awards" which may be granted under the Incentive Plan and which awards may be payable in cash, equity or a combination. If so determined by the Compensation Committee, in order to avoid the limitations on deductibility under Section 162(m) of the Internal Revenue Code, certain specified business criteria may be used by the Compensation Committee in establishing performance goals applicable to Performance Awards to "named executive officers" or any other executives who may likely be "covered employees" under Section 162(m).


                  At the beginning of each performance period, the Compensation Committee would establish (1) target awards for each participant, (2) the performance goals that must be achieved in order for the participant to actually be paid an award, and (3) a formula for calculating the participant's award, depending on how actual performance compares to the preestablished performance goals. Each participant's target award may be expressed as a percentage of his or her base salary as in effect at the date of the establishment of the particular performance goals (provided that any subsequent increase in a participant's base salary following such date would not be taken into account in determining the award for such participant for such performance period). The period of any performance goal may be one fiscal year or less or more than one fiscal year, depending on the particular performance goal. The Compensation Committee may also set performance goals and targets that differ from participant to participant.


                  Performance goals will be selected from one or more of the following six performance measures for the Company, determined on a consolidated basis and/or for specified subsidiaries, affiliates or other business units of the Company: (1) revenues or comparable sales; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) earnings as calculated under any of the measures in (2) above, determined on a per common share basis (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) operating margin or profit margin; and (6) stock price or stockholder return. At the beginning of a performance period, the Compensation Committee may specify that any such performance measures will be calculated before or after extraordinary or non-recurring items, before or after changes in accounting principles or standards, before or after restructuring charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after payments of Awards under the Incentive Plan or other incentive compensation. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the above measures. The Compensation Committee may set the levels of performance required in connection with performance awards as fixed amounts, goals relative to performance in prior periods, goals compared to the performance of one or more comparable companies or an index covering multiple companies, or in any other way the Compensation Committee may determine.


                  After the end of each performance period, the Compensation Committee will determine the extent to which the performance goals applicable to each participant were achieved. The actual award, if any, for each participant will be determined by applying the performance goal formula to the level of actual performance that was achieved. No award is payable to a participant if the minimum performance level specified by the Compensation Committee at the beginning of the performance period is not achieved. The Compensation Committee retains the discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable to the participant under the applicable performance goal. The Compensation Committee does not have discretion to increase the award. Subject to adjustment in accordance with paragraph 15(a) of the Plan, for purposes of compliance with Section 162(m), no "covered employee" may be granted a Performance Award for an amount greater than the following: (A) if the Performance Award is for a performance period of one year or less, such Performance Award shall not be for an amount greater than the lesser of ten million dollars or ten times such person's annual base salary in effect on the date of the commencement of the performance period to which that Performance Award relates, and (B) if the Performance Award is for a performance period of more than one year, such Performance Award shall not be for an amount in excess of the amount determined under (A) above multiplied by the number of years and fractions of a year comprising the performance period.


                  Other Types of Awards. The Compensation Committee may make any other type of award deemed by the Compensation Committee in its discretion to be consistent with the purposes of the Incentive Plan, including awards, options or similar rights granted with respect to unbundled stock units or components thereof, and awards to participants who are foreign nationals or are employed or performing services outside the United States.


                  Amendment of Outstanding Awards. The terms of any outstanding award may be amended from time to time by the Compensation Committee in its discretion in any manner that it deems appropriate, including but not limited to acceleration of the date of exercise of any award and/or payment thereunder, provided that no such amendment shall adversely affect in a material manner any right of a participant under the award without the participant's written consent unless the Compensation Committee determines in its discretion that (i) there have occurred or are about to occur significant changes in the participant's position, duties or responsibilities or (ii) significant changes in conditions have or are expected to have a substantial effect on all or any part of the Company or any affiliate, the Incentive Plan or any award thereunder.


                  Change in Control. In the event of a change in control (as defined below) of the Company, restrictions on restricted stock awards shall lapse, stock options and SARs shall become immediately exercisable and fully vested, and payment shall be made with respect to performance grants based on the assumption that the specified performance objectives would have been attained by the end of the performance period specified in the award. The effect of a change in control on other awards shall be determined from time to time by the Compensation Committee. Under the Incentive Plan, "change in control" means
(i) the acquisition by any person or persons acting in concert, other than the Company or any of its subsidiaries or Jusco USA or any of its subsidiaries or affiliates (collectively, an "Acquiring Person"), of beneficial ownership, directly or indirectly, of more than 25% of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company, and no other shareholder is the beneficial owner of a percentage of such securities higher than that held by the Acquiring Person, or (ii) the members of the Incumbent Board (as defined below) no longer constitute a majority of the Board of Directors of the Company. The term "Incumbent Board" means the Board of Directors as comprised on November 18, 1993 and includes any individual elected thereafter if nominated or approved by at least two-thirds of the then incumbent Board of Directors, unless that individual's election or nomination was approved as a result of either an actual or threatened election contest or proxy contest, but does not include any individual who is an affiliate, associate or designee of an Acquiring Person having or proposing to acquire beneficial ownership, directly or indirectly, of more than 10% of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors.


                  Adjustment. In the event of any change in the Company's outstanding Common Stock by reason of a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale of all or part of the Company's assets, a distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, and if the Compensation Committee determines that such change equitably requires adjustment in the terms of any award or the number of shares of Common Stock available for awards, the Compensation Committee may make such adjustment.


                  Certain Federal Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to Awards that may be granted under the Incentive Plan. The grant of an option or a SAR will create no federal income tax consequences for the participant or the Company. Upon exercising an option which is not an "incentive stock option" (ISO) the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash received.

                  A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's "basis" in such shares (generally, the "basis" is the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).


                  The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant in connection with options and SARs, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant.


                  With respect to other Awards granted under the Incentive Plan that result in a transfer to the participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. The Company generally will be entitled to a deduction for the same amount. With respect to Awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.


                  The foregoing is intended as a general summary to shareholders and is not intended as tax advice to participants in the Incentive Plan.


                                                    NEW PLAN BENEFITS TABLE


                                       Amended and Restated 1993 Executive Stock Based Incentive Plan


Name and Position                        Number of Options*                 Restricted Stock (6)
-----------------                        ------------------                 --------------------
Arnold B. Zetcher                                   200,000    (1)                     118,000
Chairman, President                               2,000,000    (2)
and Chief Executive Officer                         200,000    (3)
                                                    200,000    (4)
                                                    180,000    (5)

H. James Metscher                                   100,000    (1)                      30,000
Executive Vice President,                           100,000    (2)
Chief Merchandising Officer                         100,000    (3)
                                                     50,000    (4)

                                      -30-


Edward L. Larsen                                                 46,000    (1)                      29,400
Senior Vice President, Finance, Treasurer                        46,000    (2)
and Chief Financial Officer                                      46,000    (3)
                                                                 46,000    (4)
                                                                 41,400    (5)

Stuart M. Stolper                                                46,000    (1)                      29,400
Senior Vice President, Human Resources                           46,000    (2)
and Assistant Secretary                                          46,000    (3)
                                                                 46,000    (4)
                                                                 41,400    (5)

Richard T. O'Connell, Jr.                                        46,000    (1)                      29,400
Senior Vice President, Legal                                     46,000    (2)
and Real Estate and Secretary                                    46,000    (3)
                                                                 46,000    (4)
                                                                 41,400    (5)

All other executive officers (7 additional persons)             286,000    (1)                     117,000
                                                                269,000    (2)
                                                                240,000    (3)
                                                                201,000    (4)
                                                                180,000    (5)

         * The table reflects equity awards under the Incentive Plan in the period from January 1, 1997 through March 2001. All option amounts and restricted stock grants have been adjusted for Talbots 2-for-1 stock split on November 7, 2000. No increase in authorized shares under the Incentive Plan is being proposed for shareholder approval at this Annual Meeting. The Incentive Plan was last approved by shareholders at the 1998 Annual Meeting.


         No optionee, including individuals comprising "all other executive officers" above, received options in any fiscal year for a number of shares greater than any named executive officer for such fiscal year as set forth above. The individuals comprising the "all other executive officer" group above, each of whom together with the named executive officers is a member of the Company's Executive Committee, are H. Bosworth, P. Kastner, M. Mandell, A. McKenna, B. Prescott, C. Richardson and B. Soderholm.


         All options were granted as nonqualified options under the Incentive Plan by the Compensation Committee comprised solely of disinterested directors. The option exercise price is equal to the fair market value of the Common Stock on the grant date. The options have a term of ten years and vest in one-third annual increments beginning one year from the grant date, subject to earlier vesting in the event of a change in control of the Company or in certain instances such as termination of employment without cause or for good reason. Restricted stock grants vest in one-third annual increments beginning three years following grant date.


(1) Fiscal year 2001 option award. Option exercise price is equal to the fair market value of the Common Stock on the grant date ($46.94). All such options are outstanding on the date hereof.

(2) Fiscal year 2000 option award. Option exercise price is equal to the fair market value of the Common Stock on the grant date ($19.00, except in the case of the option for A. McKenna having an option exercise price equal to the grant date fair market value of $51.125). All such options are outstanding on the date hereof.


(3) Fiscal year 1999 option award. Option exercise price is equal to the fair market value of the Common Stock on the grant date ($12.4063). All such options are outstanding on the date hereof except for options totaling 70,329 shares.


(4) Fiscal year 1998 option award. Option exercise price is equal to the fair market value of the Common Stock on the grant date ($7.4063, except in the case of the option for H. J. Metscher having an option exercise price equal to the grant date fair market value of $12.9063 and the option for C. Richardson having an option exercise price equal to the grant date fair market value of $9.1875). All such options are outstanding on the date hereof except for options totaling 159,999 shares.


(5) Fiscal year 1997 option award. Option exercise price is equal to the fair market value of the Common Stock on the grant date ($12.4688, except in the case of an option for H. Bosworth having an option exercise price equal to the grant date fair market value of $14.375). All such options are outstanding on the date hereof except for options totaling 88,798 shares.


(6)      Granted in fiscal 1998 under the Incentive Plan.

                    4. APPROVAL OF OPTION AWARDS FOR PURPOSES
                             OF CODE SECTION 162(M)


                  In addition to the modifications to the Incentive Plan being proposed under proposal 3 above, Talbots shareholders are being asked to approve under Section 162(m) of the Internal Revenue Code the option awards made under the Incentive Plan to its executive officers in the period from the 1997 Annual Meeting through the end of fiscal 2000. Options granted under the Incentive Plan prior to Talbots 1997 Annual Meeting are excluded from the deduction limits of
Section 162(m) due to the transitional relief provided in Section 162(m).


                  The particular individual option awards granted in the period from 1997 through the end of fiscal 2000, including in each case the maximum number of shares subject to each particular option award, the option exercise prices for each option award, and the term of each option, are individually set forth for each executive officer of Talbots in the "New Plan Benefits Table" immediately above, which is incorporated herein by reference. Each such option award would, with the consent of each optionee, be automatically revoked to the extent outstanding as of the Annual Meeting if shareholders do not approve such awards at the Annual Meeting.


                  Approval of the options under Section 162(m) requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome. Jusco USA, which owns of record and beneficially more than a majority of the outstanding Common Stock, has agreed to vote for approval of such option awards. While no additional favorable votes are required to approve the proposal, each shareholder is urged to vote in favor of the proposal.


                  As described in proposal 3 above, Section 162(m) prohibits a company from taking a federal income tax deduction for compensation paid in excess of $1 million to the chief executive officer or any of the four other executive officers named in the summary compensation table of a company's proxy statement. The $1 million deduction limit provided in Section 162(m) does not apply to qualified "performance-based compensation." To qualify as performance-based compensation, the compensation must be based solely on attainment of a preestablished objective performance goal set by a compensation committee comprised solely of two or more outside disinterested directors. A preestablished performance goal must state, in terms of an objective formula, the method of computing the amount of compensation payable to the employee if the goal is attained, and the compensation payable under the award must be solely contingent on attainment of the performance goal. The determination of whether a particular award satisfies the requirements of Section 162(m) is made on a grant-by-grant basis.


                  For a stock option award, the objective performance goal requirement will be satisfied if, among other things, the exercise price of such stock option is equal to the fair market value of the underlying shares as of the date of grant and the compensation payable to the optionee in connection with such stock option is attributable solely to the appreciation in the stock price of the option shares between the date of grant and the date of option exercise.


                  To qualify under Section 162(m), the material terms under which the particular performance-based compensation is to be paid, including the performance goal, must be disclosed to and approved by shareholders. Such shareholder approval must be obtained under Section 162(m) prior to payment of the compensation (or, in the case of an option award, prior to exercise of the option). Section 162(m) requires that the disclosure to shareholders must be specific enough so that shareholders can determine the "maximum amount" of compensation that could be payable to the employee under a performance goal during a specified period. If the terms of the performance goal do not provide for a maximum dollar amount, the disclosure must include the formula under which the compensation would be allocated.


                  In the case of the  above  options  granted  in the  1997-2000 period, each option is a nonqualified option under the Internal Revenue Code and was granted by the Compensation Committee comprised solely of outside disinterested directors. Vesting of each option occurs in one-third annual increments beginning one year from the grant date, subject to earlier vesting in the case of a change in control, death, disability, certain retirements, and certain terminations of employment such as without cause or good reason. The compensation payable to each optionee under each option is equal solely to the positive difference (that is, the "spread") between the fixed option exercise price (which is equal to the fair market value of the Common Stock on grant date) and the appreciation in the value of the Common Stock, if any, from the option grant date to the date of option exercise. The maximum term of each option is ten years. The maximum amount of compensation under each option is equal to the product of the fixed, maximum number of shares covered by the option multiplied by the "spread" at the date of option exercise. The options, to the extent vested, may be exercised in whole or in portions during the term of the option. No change is permitted in the maximum number of shares covered by each option or in the option exercise price, except for adjustments made under paragraph 15 of the Incentive Plan in the event of certain antidilution events such as a stock split, stock dividend, split-up, recapitalization, merger, consolidation or similar capital events. For purposes of Section 162(m), approval of the option awards will also be deemed to be approval of the performance criteria and the performance goal for such option awards (that is, the share price appreciation, multiplied by the number of shares underlying the option) and of the fixed maximum number of shares subject to the awards.


                  On April 1, 2001 the closing price of the Common Stock was $_________.


                  Unless otherwise determined by the Compensation Committee if an optionee's employment is terminated or ceases other than by reason of death, disability or retirement, the unvested portion of each option immediately terminates and the vested portion of the option may be exercised within 90 days from the termination of employment or, in the case of a termination without cause or for good reason, such longer period up to three years from termination as the Compensation Committee may determine, but in no event beyond the term of the option. In the event of termination of employment due to retirement or disability as defined in the Incentive Plan, the option may be exercised for three years after termination, and in the event of death, one year after death, but in no case beyond the term of the option.


                  The options are nontransferable except by will or the laws of descent and distribution and the options are exercisable during the optionee's lifetime solely by the optionee. Under the Incentive Plan, only key employees of the Company and its subsidiaries and other key individuals performing services for the Company or its subsidiaries or affiliates, as determined by the

Compensation Committee, are eligible for option awards. The Company estimates that approximately 106 employees are currently eligible for option awards under the Incentive Plan.


                  Options exercised prior to submission to shareholders for approval under Section 162(m) at this Annual Meeting will not qualify as performance-based compensation. Options covering an aggregate of 4,258,200 shares were granted to Talbots executive officers in the period from 1997 to fiscal 2000, of which options for an aggregate of 319,126 shares have been exercised as of March 1, 2001.


                  The federal tax consequences generally arising for each optionee and for the Company in connection with such nonqualified options are set forth under "Certain Federal Tax Consequences" in proposal 3 above and are incorporated herein by reference. For accounting purposes, because the majority shareholder of Talbots has earlier approved such options and agreed to vote in favor of approval of such options at this Annual Meeting, no new measurement date for such options is required.


                         5. RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

                  The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors to make an examination of the accounts of the Company for the 2001 fiscal year. Deloitte & Touche LLP has served as the Company's independent auditors since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.


                  The fees billed for services rendered by Deloitte & Touche LLP for fiscal 2000 are as follows:



                  Audit fees                                         $481,000


                  Financial information systems                       $18,647
                  design and implementation fees


                  All other fees                                     $210,889


                  The Audit Committee has considered whether the provision of the services covered under "Financial information systems design and implementation fees" and "All other fees" above is compatible with maintaining Deloitte & Touche LLP's independence.


                  Ratification of the appointment of the independent auditors requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against the ratification of the appointment of the Company's independent auditors.

                SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING


                  Any proposal of a shareholder intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement, notice of meeting and proxy relating to the 2002 Annual Meeting, not later than December 31, 2001.


                  The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of shareholders of the Company. The Bylaws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible to be considered for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.


                  SHAREHOLDERS, UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY, ONE TALBOTS DRIVE, HINGHAM, MASSACHUSETTS 02043, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND LIST OF EXHIBITS, REQUIRED TO BE FILED WITH THE SEC FOR THE 2000 FISCAL YEAR.


                                  OTHER MATTERS


                  As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

                                    EXHIBIT A


                                The Talbots, Inc.

                             Audit Committee Charter

The Board of Directors of The Talbots, Inc. and subsidiaries ("the Company") hereby constitutes and establishes an Audit Committee with authority and responsibility as described below.

COMPOSITION

The committee shall be comprised of at least three external directors who are independent of management and operating executives. One of the members shall be appointed Audit Committee Chairperson by the Chairman of the Board of Directors.

AUTHORITY

The Audit Committee is granted the authority to investigate any activity of the Company, and all employees of the Company are directed to cooperate as requested by the Audit Committee or any of its members. The Audit Committee is empowered to retain persons having special competencies as necessary to assist it in fulfilling its responsibilities.

RESPONSIBILITIES

The Audit Committee is to serve as a focal point for communication among non-committee directors, the independent accountants, Internal Audit and the Company's management, as their duties relate to financial accounting, reporting and internal controls. The Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies, internal, financial and operating controls, standards of corporate conduct and performance, reporting practices of the Company and the sufficiency of auditing relative thereto. It is to be the Board's principal agent in assuring the independence and adequacy of the Company's independent accountants and Internal Audit department, the integrity of the Company's management and the adequacy of disclosure to shareholders.

The Audit Committee and the Board of Directors are responsible for the selection, evaluation and replacement of the outside auditor, and the outside auditor is ultimately responsible to the Board of Directors and the Audit Committee. The Audit Committee is responsible for ensuring the independence of the outside auditor by reviewing, and discussing with the Board of Directors if necessary, any relationships between the auditor and the company or any other relationships that may adversely affect the independence of the auditor.

The Audit Committee is to review the audited financial statements with management and discuss with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, e.g. independent auditors' responsibility, significant audit adjustments, accounting estimates, etc. The Audit Committee must receive from the auditors disclosures regarding the auditors' independence. The Report of the Audit Committee will include a statement as to whether it recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

MEETINGS

The Audit Committee is to formally meet a minimum of two (2) times per year and as many additional times as the committee deems necessary.

ATTENDANCE

Members of the Audit Committee should be present at all meetings. As necessary or desirable, the Audit Committee Chairperson may request that members of management, Internal Audit, the independent accountants or others be present at meetings of the Audit Committee.

MINUTES

Minutes of each meeting are to be prepared and distributed to Audit Committee members and the Company's Directors who are not members of the committee.

                                    EXHIBIT B

                                  AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                THE TALBOTS, INC.

         Article FOURTH of the Company's Certificate of Incorporation, as amended, shall be amended as follows:

                  "FOURTH. The total number of shares which the corporation shall have authority to issue is 200 million shares of Common Stock, and the par value of each such share is $.01."

                                    EXHIBIT C

                                THE TALBOTS, INC.

         Amended and Restated 1993 Executive Stock Based Incentive Plan
                       (As Amended through March 6, 2001)

         The particular provisions of the Incentive Plan which have been modified, subject to shareholder approval at this Annual Meeting, are Paragraphs 4(b) and 8 below.

                  4.       Awards under the Plan.

                                      * * *

         (b) Maximum Number of Shares that Shall be Issued; Award Limitation. There shall be issued under the Plan (as Restricted Stock, in payment of Performance Grants, pursuant to the exercise of Stock Options or Stock Appreciation Rights, or in payment of or pursuant to the exercise of such other Awards as the Committee, in its discretion, may determine) an aggregate of not more than 11,920,000 Common Shares (as adjusted, pursuant to Paragraph 15(a) hereof, for the Company's 2-for-1 stock split effective November 7, 2000) and Other Company Securities, all subject to such further adjustment as provided in Paragraph 15(a) hereof. For purposes of this Paragraph 4(b), Other Company Securities shall be counted against the maximum number of Common Shares as required by Rule 16b-3. Common Shares and, to the extent they constitute equity securities, Other Company Securities issued pursuant to the Plan may be either authorized but unissued shares, treasury shares, reacquired shares or any combination thereof. Unless prohibited by Rule 16b-3, any Common Shares or Other Company Securities subject to repurchase or forfeiture rights that are reacquired by the Company pursuant to such rights or any Common Shares or Other Company Securities previously counted against the maximum number of shares set forth above in respect of any Award that is canceled, terminated or expires unexercised in whole or in part will be available for issuance under new Awards. In addition, to the extent not prohibited by Rule 16b-3, any Common Shares or Other Company Securities withheld by or tendered to the Company in connection with the payment of the exercise price of an Award or the satisfaction of the tax withholding obligations upon the exercise or vesting of an Award will be available for issuance under new Awards. Effective for and with respect to any and all Stock Option grants under the Plan on and after January 1, 2000, no participant may be granted Stock Options covering in the aggregate more than 5 million Common Shares in a period of any three (3) consecutive calendar years, subject to adjustment in accordance with Paragraph 15(a) hereof.


                                      * * *

                  8.       Performance Awards.

                  (a) Performance Awards Generally. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this
Section 8. Performance Awards may be denominated as a cash amount, number of Common Shares, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 8(b) in the case of a Performance Award intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

                  (b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to a participant who is designated by the Committee as likely to be a "covered employee" under Code
Section 162(m) ("Covered Employee") should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 8(b).

                           (i) Performance Goal Generally.  The performance goal
for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). The performance goal shall be objective and shall otherwise meet the requirements of Code
Section 162(m) and the regulations thereunder (including Regulation 1. 162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one participant or to different participants.

                           (ii) Business Criteria.  One or more of the following
performance measures for the Company, determined on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards: (1) revenues or comparable sales; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items; (3) earnings as calculated under any of the measures in (2) above, determined on a per common share basis (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) operating margin or profit margin; and (6) stock price or stockholder return. The Compensation Committee may specify that any such performance measures will be calculated before or after extraordinary or nonrecurring items, before or after changes in accounting principles or standards, before or after restructuring charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after Awards under this plan or other incentive compensation. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

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
                           (iii)  Performance  Period;  Timing for  Establishing
Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

                           (iv)  Performance   Award  Pool.  The  Committee  may
establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria,

                           (v) Settlement of Performance  Awards;  Limitation on
Award Amount; Other Terms. Settlement of such Performance Awards shall be in cash, Common Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards. However, subject to adjustment in accordance with Paragraph 15 hereof, no Covered Employee may be granted a Performance Award under this Paragraph 8(b) for an amount greater than the following limitation: (A) if the Award is for performance over a period of one year or less, such Performance Award shall not be for an amount greater than the lesser of $10 million or ten times such person's annual base salary in effect as of the date of the commencement of the performance period and (B) if the Award is for a performance period of more than one fiscal year, such Performance Award shall not be for an amount in excess of the amount determined under (A) above multiplied by the number of years and fractions of a year comprising the performance period.

                  (c) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code
Section 162(m), prior to settlement of each such Performance Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied.

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